SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2011

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On September 30, 2011, Levi Strauss & Co. (the “Company”), Levi Strauss & Co. (Canada) Inc. (“LS Canada”), the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent, Bank of America, N.A. (“BofA”), as Syndication Agent, Wells Fargo Capital Finance, LLC (“Wells Fargo”), and HSBC Bank USA, National Association (“HSBC”), as Co-Documentation Agents, and the other financial institutions and arrangers party thereto entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement is attached as Exhibit 10.1 to this Form 8-K. The following is a summary description of the material terms of the Credit Agreement, which is qualified in its entirety by reference to the exhibit.

Availability, interest and maturity. The Credit Agreement is an asset-based facility, in which the borrowing availability varies according to the levels of domestic accounts receivable, inventory and cash and investment securities deposited in secured accounts with the Agent or other lenders. The maximum availability under the Credit Agreement is $850,000,000, of which $800,000,000 is available to the Company for revolving loans in U.S. dollars and $50,000,000 is available either to the Company or to LS Canada for revolving loans in U.S. dollars or Canadian dollars. Subject to the level of this borrowing base, the Company may make and repay borrowings from time to time until the maturity of the facility. The Company may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur.

Borrowings under the Credit Agreement will bear an interest rate of LIBOR plus 150-275 basis points, depending on borrowing base availability, and undrawn availability bears a rate of 37.5-50 basis points. The initial interest rate will be the alternate base rate, as described in the Credit Agreement, plus 75 basis points and will be converted two business days thereafter to LIBOR plus 175 basis points.

The Credit Agreement has a maturity date of September 30, 2016, which may be accelerated to December 26, 2013, if the Term Loan Agreement, dated as of March 27, 2007, among the Company, the lenders and other financial institutions party thereto and BofA, as administrative agent, is still outstanding on that date and the Company has not met certain other conditions set forth in the Credit Agreement. Upon the maturity date, all of the obligations thereunder become due.

Guarantees and security. The Company’s obligations under the Credit Agreement are guaranteed by its domestic subsidiaries. The Credit Agreement is secured by, among other domestic assets, certain U.S. trademarks associated with the Levi’s® brand, and accounts receivable, goods and inventory in the United States. In connection therewith, the Company also entered into a U.S. Security Agreement with the Agent and certain of our subsidiaries. The U.S. Security Agreement is attached as Exhibit 10.2 to this Form 8-K, and the summary description provided herein is qualified in its entirety by reference to the exhibit. Additionally, the obligations of LS Canada under the Credit Agreement are secured by Canadian accounts receivable, goods, inventory and other Canadian assets. The lien on the U.S. Levi’s® trademarks and related intellectual property may be released at the Company’s discretion so long as no default has occurred and is continuing and, on a pro forma basis after excluding the value of the U.S. Levi’s® trademarks and related intellectual property from the borrowing base, the revolving exposure limitations specified in the Credit Agreement are not exceeded. Such release will reduce the borrowing base under the Credit Agreement.

Covenants. The Credit Agreement contains customary covenants restricting the Company’s activities as well as those of its subsidiaries, including limitations on the ability to sell assets; engage in mergers; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on the Company’s assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; and make changes in the Company’s corporate structure. There are exceptions to these covenants, and some are only applicable when unused availability falls below certain thresholds. In addition, the Credit Agreement includes as a financial covenant a springing fixed charge coverage ratio of 1.0:1.0, which must be satisfied as of the last day of each fiscal month for the 12 fiscal month period ending on such day when availability under the Credit Agreement falls below a certain specified threshold.

Events of default. The Credit Agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial stock ownership changes; and specified changes in the composition of the Company’s board of directors. The cross-default provisions in the Credit Agreement apply if a default occurs on other indebtedness in excess of $50.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under the Credit Agreement, the lenders may terminate their commitments, declare immediately payable all borrowings under the credit facility and foreclose on the collateral.

The financial institutions party to the Credit Agreement have performed certain services for the Company and its affiliates from time to time for which they have received customary fees and expenses. Specifically, the Agent, BofA and their respective affiliates have provided investment banking and advisory services and general banking and financing services. Wells Fargo and its affiliates have provided investment banking and advisory services, and HSBC and its affiliates have provided certain banking services. In addition, BofA is an agent and a lender under our senior unsecured term loan. Each of these institutions and their respective affiliates may, from time to time in the future, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of their business for which they will receive customary fees or expenses.

ITEM 1.02	Termination of a Material Definitive Agreement

In connection with the new Credit Agreement described in Item 1.01 above, on September 30, 2011, the Company terminated its existing Second Amended and Restated Credit Agreement (“Previous Credit Agreement”), dated October 11, 2007, among the Company, Levi Strauss Financial Center Corporation, the financial institutions party thereto and Bank of America, N.A., as agent, previously filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K on October 12, 2007.

The Previous Credit Agreement was also a revolving asset-based facility. The maximum availability under the Previous Credit Agreement was $750.0 million, which included an amortizing $250.0 million trademark tranche. As the trademark tranche was repaid, the revolving tranche increased accordingly. The revolving portion of the Previous Credit Agreement initially bore an interest rate of LIBOR plus 150 basis points or base rate plus 25 basis points subject to subsequent adjustments based on availability. The trademark tranche bore an interest rate of LIBOR plus 250 basis points or base rate plus 125 basis points. The credit facility would have matured on October 11, 2012. The Previous Credit Agreement was secured by U.S. inventory and accounts receivable, certain U.S. trademarks associated with the Levi’s® brand, and other related intellectual property, among other domestic assets.

There were no termination penalties associated with the termination of the Previous Credit Agreement. The Second Amended and Restated Pledge and Security Agreement, dated October 11, 2007, by the Company and certain of its subsidiaries in favor of the agent, and the Trademark Security Agreement, dated October 11, 2007, by the Company in favor of the agent, previously filed with the Commission as Exhibits 10.2, and 10.3, respectively, to the Company’s Current Report on Form 8-K on October 12, 2007, were also terminated as part of this transaction.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Form 8-K is incorporated herein by reference.

ITEM 9.01.	Financial Statements And Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of September 30, 2011, by and among Levi Strauss & Co., Levi Strauss & Co. (Canada) Inc., the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent, the other financial institutions, agents and arrangers party thereto.

10.2	U.S. Security Agreement, dated September 30, 2011, by Levi Strauss & Co. and certain subsidiaries of Levi Strauss & Co. in favor of JP Morgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: September 30, 2011	By:	/s/ Heidi L. Manes
	Name:	Heidi L. Manes
	Title:	Vice President and Controller

Exhibit Index

10.1	Credit Agreement, dated as of September 30, 2011, by and among Levi Strauss & Co., Levi Strauss & Co. (Canada) Inc., the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent, the other financial institutions, agents and arrangers party thereto.

10.2	U.S. Security Agreement, dated September 30, 2011, by Levi Strauss & Co. and certain subsidiaries of Levi Strauss & Co. in favor of JP Morgan Chase Bank, N.A., as Administrative Agent.